SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                December 14, 1995
                                 Date of Report





                                 TRIBUNE COMPANY
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



       1-8572                                              36-1880355
(Commission File Number)                       (IRS Employer Identification No.)


435 North Michigan Avenue, Chicago, Illinois                             60611
(Address of principal executive offices)                              (Zip Code)


       Registrant's telephone number, including area code (312) 222-9100


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Item 5.          Other Events

         On November 30, 1995, Tribune Company announced that it agreed to merge Compton's NewMedia and Compton's Learning Company, Tribune information software companies, into SoftKey International Inc. for SoftKey common stock valued at approximately $106.5 million. SoftKey has also agreed to assume up to $17 million of intercompany debt. The final number of SoftKey common shares to be issued will be determined based on the volume-weighted average price for a 10-day period prior to closing.

         Tribune has also agreed to invest $150 million in SoftKey in the event SoftKey acquires a majority of the common stock of The Learning Company. Tribune's investment would be in the form of $150 million principal amount of 5.5% senior convertible/exchangeable notes due 2000. The notes would be exchangeable for SoftKey preferred stock and convertible into SoftKey common stock at a conversion price of $53 a share.


Item 7.         (c) Exhibits


            99.1   Press Release issued by Tribune Company on November 30, 1995.

            99.2 Agreement and Plan of Merger by and among SoftKey International Inc., Cubsco I Inc., Cubsco II Inc., Tribune Company, Compton's NewMedia, Inc. and Compton's Learning Company dated November 30, 1995.

            99.3 Securities Purchase Agreement Between Tribune Company, as Purchaser and SoftKey International Inc., as Issuer Dated as of November 30, 1995; 5.5% Senior
                   Convertible/Exchangeable Notes due 2000; $150,000 Principal Amount.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 TRIBUNE COMPANY




                             By  Donald C. Grenesko
                               Senior Vice President and Chief Financial Officer


December 14, 1995

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                                  EXHIBIT INDEX



Exhibit No.     Exhibit Description


99.1            Press Release issued by Tribune Company on November 30, 1995.

99.2 Agreement and Plan of Merger by and among SoftKey International Inc., Cubsco I Inc., Cubsco II Inc., Tribune Company, Compton's NewMedia, Inc. and Compton's Learning Company dated November 30, 1995.

99.3 Securities Purchase Agreement Between Tribune Company, as Purchaser and SoftKey International Inc., as Issuer Dated as of November 30, 1995; 5.5% Senior Convertible/Exchangeable Notes due 2000; $150,000 Principal Amount.

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